UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Leadis Technology, Inc .

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LEADIS TECHNOLOGY, INC.
Sunnyvale Business Park
800 W. California Avenue, Suite 200
Sunnyvale, CA 94086

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 6, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Leadis Technology, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, June 6, 2007 at 11:30 a.m. local time at the Company’s offices located at Sunnyvale Business Park, 800 W. California Avenue, Suite 200, Sunnyvale, CA 94086 for the following purposes:

1. To elect 2 directors to hold office until the 2010 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 18, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ John K. Allen
John K. Allen
Secretary

Sunnyvale, California
April 30, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Proposal 1 Election Of Directors
Corporate Governance
Report of the Audit Committee
Proposal 2
Information about our Executive Officers and Directors
Security Ownership Of Certain Beneficial Owners And Management
Executive Compensation
Report of the Compensation Committee on Executive Compensation
Outstanding Equity Awards at December 31, 2006
Option Exercises in Fiscal 2006
Potential Payments Upon Termination or Change of Control
Equity Compensation Plan Information
Certain Relationships and Related Transactions
Stockholder Proposals for the 2007 Annual Meeting
Householding of Proxy Materials
Annual Report on Form 10-K
Other Matters

LEADIS TECHNOLOGY, INC.
Sunnyvale Business Park
800 W. California Avenue, Suite 200
Sunnyvale, California 94086

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

June 6, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (sometimes referred to as the “Board”) of Leadis Technology, Inc. (sometimes referred to as the “Company” or “Leadis”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about May 2, 2007 to all stockholders of record as of the record date entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 18, 2007 will be entitled to vote at the annual meeting. On this record date, there were 29,423,205 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 18, 2007 your shares were registered directly in your name with Leadis’ transfer agent, Mellon Investor Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 18, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote at the annual meeting:

•	Election of two directors; and

•	Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us such that it is received by us on or prior to 11:59 p.m. Eastern Time on June 5, 2007, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Leadis. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 18, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director and “For” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will bear the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 800 W. California Avenue, Suite 200, Sunnyvale, California 94086.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2 ratifying the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 29,423,205 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2007.

Proposal 1

Election Of Directors

Our Board of Directors is divided into three classes: Class I, Class II and Class III. There are currently three directors in Class I and Class II and two directors in Class III, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. The directors comprising each class are as follows:

•	Our Class I directors are Antonio Alvarez, Alden Chauvin, Jr. and James Plummer, and their terms will expire at the annual meeting of stockholders to be held in 2008.

•	Our Class II directors are Byron Bynum, Keunmyung (“Ken”) Lee and Jack Saltich, and their terms will expire at the annual meeting of stockholders to be held in 2009.

•	Our Class III directors are Kenneth Goldman and Douglas McBurnie, and their terms will expire at the upcoming Annual Meeting of Stockholders.

There have been several changes in the composition of the Board since our 2006 annual meeting of stockholders. Sung Tae (“Steve”) Ahn voluntarily resigned from the Board in September 2006, and Arati Prabhakar and Lip-Bu Tan each voluntarily resigned from the Board in November 2006. Mr. Bynum was appointed to the Board in November 2006 and Mr. Chauvin was appointed to the Board in March 2007.

Mr. Goldman is currently a director of the Company who was appointed by the Board prior to our 2004 initial public offering upon recommendation from a member of our management team. Mr. McBurnie also is currently a director of the Company and was originally recommended for election to the Board by the Nominating and Corporate Governance Committee. If elected at the upcoming annual meeting, Mr. Goldman and Mr. McBurnie each would serve until the 2010 annual meeting of stockholders and until his successor is elected and has qualified, or until the earlier of his death, resignation or removal. Following are brief biographies for Mr. Goldman and Mr. McBurnie.

Nominees for Election for a Three-Year Term Expiring at the 2010 Annual Meeting

Kenneth Goldman

Kenneth Goldman, age 57, has been a member of our Board of Directors since January 2004. Mr. Goldman has served as Chief Financial Officer of Dexterra, Inc., a provider of mobile enterprise software, since January 2007. From February 2006 through March 2006, Mr. Goldman served as Senior Vice President of Oracle Corporation, an enterprise software company. From August 2000 through January 2006, Mr. Goldman served as Senior Vice President, Finance and Administration and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and series that was acquired by Oracle Corporation. From July 1996 to July 2000, Mr. Goldman served as Senior Vice President of Finance and Chief Financial Officer of Excite@Home, Inc. From 1992 to 1996, Mr. Goldman served as Senior Vice President of Finance and Chief Financial Officer of Sybase, Inc., a global enterprise software company. Mr. Goldman was a member of the Financial Accounting Standards Advisory Council from December 1999 to December 2003. Mr. Goldman is a member of the board of directors of Juniper Networks, Inc. and Bigband Networks, Inc., and a member of the board of trustees of Cornell University.

Douglas McBurnie

Douglas McBurnie, age 64, has been a member of our Board of Directors since November 2005. Mr. McBurnie is a retired executive. Since 1998, Mr. McBurnie has served as a consultant to and director for several public and private technology companies. From August 1997 to October 1998, Mr. McBurnie served as Senior Vice President, Computer, Consumer & Network Products Group at VLSI. Before joining VLSI, Mr. McBurnie served in several capacities for National Semiconductor, a semiconductor company, from June 1994 to August 1997, most recently as Senior Vice President and General Manager of its Communications and Consumer Group. Mr. McBurnie holds a B.A. degree from Baldwin Wallace College.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Corporate Governance

Independence of the Board of Directors

The Nasdaq Global Stock Market (“Nasdaq”) listing standards require a majority of the members of our Board of Directors to qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, the Board affirmatively has determined that all of the Company’s non-employee directors are independent directors within the meaning of the applicable Nasdaq listing standards. Mr. Alvarez and Dr. Lee do not qualify as independent because they are employees of the Company.

Corporate Governance Guidelines

In March 2004, the Board adopted written corporate governance guidelines, which are available on the investor relations portion of our corporate website at www.leadis.com. 1 These guidelines set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. These guidelines may be reviewed and modified by the Board from time to time.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all officers, directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is available on the investor relations portion of our corporate website at www.leadis.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Meetings of the Board of Directors

The Board met seven times during the 2006 fiscal year. Each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively. In compliance with applicable Nasdaq listing standards, in the 2006 fiscal year the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Mr. Saltich has been appointed lead independent director and presides over the executive sessions of the independent directors.

Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company. Below is a description of each committee.

Audit Committee

The Audit Committee is currently comprised of three directors: Mr. Goldman (Chair), Mr. McBurnie and Dr. Plummer. The Audit Committee met twelve times during the 2006 fiscal year. The Audit Committee oversees

1 Information contained on our website is not part of this Proxy Statement.

the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of our independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee has adopted a written Audit Committee Charter that is available on the investor relations portion of our corporate website at www.leadis.com.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards) and has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit Committee. The Board has determined that Mr. Goldman qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Goldman’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

Compensation Committee

The Compensation Committee is currently comprised of two directors: Mr. Saltich (Chair) and Mr. Bynum, each of whom is independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). Arati Prabhakar and Lip-Bu Tan served as members of the Compensation Committee until their resignation from the Board of Directors in November 2006. Mr. Bynum joined the Compensation Committee in November 2006 in connection with his appointment to the Board. The Compensation Committee met two times and acted by unanimous written consent one time during the 2006 fiscal year. The Compensation Committee’s report is set forth below in the section titled “Report of the Compensation Committee.” Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the “Compensation Discussion and Analysis” below. The Company also has a Non-Officer Stock Option Committee comprised of our Chief Executive Officer and Chief Financial Officer that may award stock options to employees who are not executive officers, subject to guidelines approved by the Compensation Committee. The charter for our Compensation Committee is available on the investor relations portion of our corporate website at www.leadis.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of two directors: Mr. McBurnie (Chair) and Mr. Saltich, each of whom is independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). Lip-Bu Tan also served as member and Chair of the Nominating and Corporate Governance Committee until his resignation from the Board of Directors in November 2006. The Nominating and Corporate Governance Committee formally met one time during the 2006 fiscal year. The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election as directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and overseeing all aspects of the Company’s corporate governance functions on behalf of the Board. The charter for our Nominating and Corporate Governance Committee can be found on the investor relations portion of our corporate website at www.leadis.com.

Nominations for Director

The Nominating and Corporate Governance Committee has not established any specific minimum qualifications that must be satisfied by a candidate for a position on the Board. The Nominating and Corporate Governance Committee intends to consider all of the relevant qualifications of candidates for director, including such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, the ability to read and understand basic financial statements and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. The Nominating and Corporate Governance Committee, however, retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. At this time, the Nominating and Corporate Governance Committee does not believe that the establishment of stated, specific minimum qualifications for director candidates is necessary or appropriate. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 800 W. California Avenue, Suite 200, Sunnyvale, California 94086 at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board of Directors

Leadis has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Persons interested in communicating with the Board or a particular director, or to the independent directors generally, should send their communication to: Corporate Secretary, Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, California 94086. Please include your name and address in the communication and indicate whether you are a current stockholder of the Company. These communications will be reviewed by the Company’s counsel or Corporate Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the appropriate Board committee.

Director Attendance at the Annual Meeting

The Board does not have a formal policy with respect to attendance of its members at the annual meeting of stockholders, but does encourage directors and nominees for director to attend the meeting. All but two of our directors attended our 2006 annual meeting of stockholders.

Reimbursement of Expenses

The members of the Board are eligible for reimbursement of expenses incurred in connection with their attendance of Board meetings in accordance with our policy.

Director Compensation Table

The following table shows compensation information for our non-employee directors for the fiscal year ended December 31, 2006.

	Fees Earned or		All Other
	Paid in Cash	Option Awards	Compensation	Total
Name	($)	($)(1)(2)	($)	($)

Jack Saltich	34,292	4,552	—	38,844
Sung Tae (“Steve”) Ahn	15,917	—	46,768 (3)	62,685
Byron Bynum	2,792	1,792	—	4,584
Douglas McBurnie	36,514	6,829	—	43,343
Kenneth Goldman	40,000	13,657	—	53,657
James Plummer	35,139	13,657	—	48,796
Arati Prabhakar(4)	35,306	13,657	—	48,963
Lip-Bu Tan(5)	35,292	13,657	—	48,949

(1)	Amounts shown in this column reflect the compensation expense that we recognized in fiscal 2006 for option awards granted in 2006 as determined pursuant to Statement of Financial Accounting Standards No. 123(R), excluding any estimate of future forfeitures (“FAS 123R”). The assumptions used to calculate the value of option awards are set forth in Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the director) or that the value on exercise will be equal to the FAS 123R value shown in this column.

(2)	The table below sets forth the aggregate number of option awards held by our non-employee directors as of December 31, 2006:

Name	Option Awards

Jack Saltich	43,333
Sung Tae (“Steve”) Ahn	300,000
Byron Bynum	40,000
Douglas McBurnie	45,000
Kenneth Goldman	25,000
James Plummer	167,500
Arati Prabhakar(4)	27,291
Lip-Bu Tan(5)	27,291

(3)	Dr. Ahn resigned from the Board in September 2006. The Company entered into a twelve month consulting agreement with Dr. Ahn in March 2006 following his resignation from the Company as an officer and full-time employee. Under the consulting arrangement, the Company paid Dr. Ahn $4,500 per month for consulting services. The consulting arrangement concluded in February 2007.

(4)	Dr. Prabhakar resigned from the Board in November 2006. The outstanding options held by Dr. Prabhakar expired in February 2007.

(5)	Mr. Tan resigned from the Board in November 2006. The outstanding options held by Mr. Tan expired in February 2007.

Narrative of Director Compensation

Under our cash compensation plan for non-employee directors, we pay each non-employee director a quarterly retainer of $7,500. In addition, non-employee directors receive annual payments in connection with serving on Board committees. The Chairman of the Audit Committee receives an additional $10,000 and each member of the Audit Committee is paid an additional $5,000 for serving on the committee. The Chairman of the Compensation Committee receives an additional $7,000 and each member of the Compensation Committee is paid an additional $3,500 for serving on the committee. The Chairman of the Nominating and Corporate Governance Committee receives an additional $5,000 and each member of the Nominating and Corporate Governance Committee is paid an additional $2,500 for serving on the committee.

Each non-employee director also receives stock option grants under the Company’s 2004 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Only non-employee directors of the Company or an affiliate (as defined in the Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code of 1986. Prior to the Company’s initial public offering in June 2004, non-employee directors of the Company were also granted options under the Company’s 2004 Equity Incentive Plan and the Company’s 2000 Stock Incentive Plan. The exercise price of such grants was equal to the fair market value of our common stock on the date of the option grant.

Option grants under the Directors’ Plan are non-discretionary. Under the Directors’ Plan, each non-employee director is automatically granted an option to purchase 40,000 shares of common stock upon his or her initial election or appointment to the Board. In addition, on the day following each annual meeting of stockholders, each non-employee director is automatically granted an annual grant to purchase 10,000 shares of Common Stock; provided, however, that the first annual grant to any non-employee director shall be increased or decreased to a number calculated by multiplying (x) a fraction, the numerator of which shall be the full number of months since the date such non-employee director became a member of the Board and the denominator of which shall be 12, by (y) 10,000. No other options may be granted at any time under the Directors’ Plan. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant (based on the closing price of our common stock on the Nasdaq Global Market on the last trading day prior to the date of grant).

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee of the Board consists of Mr. Saltich and Mr. Bynum. No member of our compensation committee, and none of our executive officers, has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

Report of the Audit Committee

The following report of the Audit Committee shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any other Leadis filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

The ultimate responsibility for good corporate governance rests with the Board of Directors (the “Board”), whose primary roles are oversight, counseling and direction to Leadis’ management in the best long-term interests of the company and its stockholders. The Board’s Audit Committee (the “Audit Committee”) has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the Company’s annual financial statements. The Audit Committee is comprised of Kenneth Goldman (Chair), Douglas McBurnie and James Plummer, each of whom satisfies the independence criteria of the Nasdaq listing standards for serving on an audit committee.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Leadis’ financial reporting, internal controls and audit functions. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. Management has primary responsibility for the preparation, presentation and integrity of Leadis’ financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. PricewaterhouseCoopers LLP, Leadis’ independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board.

The Audit Committee has reviewed and discussed the audited financial statements with management. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee also has received written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1, which relates to PricewaterhouseCoopers LLP’s independence from Leadis and its related entities, and has discussed their independence from Leadis, including whether PricewaterhouseCoopers LLP’s provision of non-audit services was compatible with that independence.

In reliance on these reviews and discussions, and the report of PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Leadis’ Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:

Kenneth Goldman, Chair
Douglas McBurnie
James Plummer

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers has audited the Company’s financial statements since the Company’s inception in May 2000. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm to serve as the Company’s independent registered public accounting firm for the 2007 fiscal year. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2005 and 2006, by PricewaterhouseCoopers, the Company’s principal accountant.

	Fiscal Year Ended
	December 31
	2006	2005

Audit Fees	$836,352	$982,419
Audit-related Fees	—	—
Tax Fees	10,000	10,000
All Other Fees	6,000	—

Total Fees	$852,352	$992,419

The Audit fees were for professional services provided in connection with the audit of our year-end financial statements, including fees related to the audit of management’s assessment of and the effectiveness of our internal control over financial reporting, and review of our quarterly financial statements.

Tax fees were for assistance with the preparation of our tax returns and for tax consulting services.

All Other fees for the year ended December 31, 2006 were provided in connection with our evaluation and response to a comment letter we received from the Securities and Exchange Commission.

All fees described above were approved by the Audit Committee. The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

Information about our Executive Officers and Directors

Set forth below is certain information regarding our named executive officers, other members of our management team and our directors as of April 25, 2007.

Name	Age	Position

Antonio Alvarez	50	President, Chief Executive Officer and Director
Keunmyung (“Ken”) Lee, Ph.D.	49	Executive Vice President, Chief Technical and Operating Officer and Director
Jose Arreola, Ph.D.	57	Executive Vice President of Engineering
Paul Novell	38	Executive Vice President of Sales and Marketing
John Allen	43	Chief Financial Officer and Secretary
Byron Bynum	66	Director
Alden Chauvin, Jr.	61	Director
Kenneth Goldman	57	Director
Douglas McBurnie	64	Director
James Plummer, Ph.D.	62	Director
Jack Saltich	64	Director

Antonio Alvarez joined Leadis in November 2005 as our President and Chief Executive Officer, and is a member of our Board of Directors. From 1987 to 2005, Mr. Alvarez held several positions at Cypress Semiconductor Corporation, a semiconductor company, most recently as Senior Vice President, Memory and Imaging Products Division where he was responsible for Cypress’ SRAM, non-volatile memory and imaging products. From 1989 to 2001, Mr. Alvarez served as Cypress’ Senior Vice President of Research and Development. Prior to joining Cypress Semiconductor, Mr. Alvarez held various technical engineering positions at Motorola, Inc. Mr. Alvarez also serves on the board of directors of ChipMos Technologies, Inc. Mr. Alvarez holds B.S. and masters degrees in Electrical Engineering from Georgia Institute of Technology.

Keunmyung (“Ken”) Lee serves as our Executive Vice President and Chief Technical and Operating Officer, and has been a member of our board of directors since August 2002. Dr. Lee joined Leadis in August 2000 as our Chief Technology Officer and Vice President, and has been our Executive Vice President since January 2004 and our Chief Operating Officer since April 2005. From 1985 until joining Leadis, Dr. Lee held various positions at Hewlett-Packard Company, a technology, personal computing and service company, including principal project engineer and manager. Dr. Lee holds a B.S. degree in Electronics Engineering from Seoul National University, and an M.S. and a Ph.D. in Electrical Engineering and Computer Science from the University of California, Berkeley

Jose Arreola joined Leadis in January 2006 as our Executive Vice President of Engineering. From 2001 until joining Leadis, Dr. Arreola served as President and CEO of Kovio, Inc., a privately-held semiconductor company engaged in the emerging field of “printed electronics.” From 1983 to 2001, Dr. Arreola served in various capacities at Cypress Semiconductor, most recently as Vice President of Process Technology R&D. Dr. Arreola holds a bachelor degree in Electrical Engineering from Universidad Iberoamericana, and masters and Ph.D. degrees in Electrical Engineering from the University of Florida.

Paul Novell joined Leadis in September 2006 as our Vice President of Sales and Marketing. Prior to joining Leadis, Mr. Novell served as Vice President of Worldwide Sales and Marketing for Staccato Communications, a privately held supplier of wireless communication IC’s. From 1994 to 2006, Mr. Novell served in various engineering, marketing and sales positions for Cypress Semiconductor. Most recently, he held the position of Managing Director for Asia-Pacific Sales and Operations at Cypress, where he was responsible for a team consisting of sales, marketing, design and operations personnel. Prior to his tenure at Cypress, Mr. Novell worked for IBM as a design engineer. Mr. Novell holds B.S. and masters degrees in Electrical Engineering from the University of Florida.

John K. Allen has served as our Vice President, Chief Financial Officer and Corporate Secretary since April 2007. Mr. Allen joined Leadis as Corporate Controller in January 2004 and was promoted to Vice President, Corporate Controller in March 2006. From January 2002 to January 2004, Mr. Allen served as the Corporate

Controller of Asyst Technologies, Inc., a semiconductor equipment company. From May 2000 to January 2002, Mr. Allen was Vice President, Corporate Controller of Arcot Systems, a privately-held software company. Mr. Allen served in finance management roles at Xilinx, Inc., a semiconductor company, from June 1999 to May 2000, and at Advanced Micro Devices, Inc., a semiconductor company, from May 1996 to June 1999. Mr. Allen holds a B.A. degree in Business Economics from the University of California, Santa Barbara, and is a Certified Public Accountant in the state of California.

Byron Bynum has been a member of our Board of Directors since November 2006. Mr. Bynum is a partner of Integrated Custom Power LLC, an analog/mixed-signal integrated circuit design consulting firm he co-founded in 2003. From August 1979 to April 1997, Mr. Bynum served Motorola, Inc. in several capacities, including as Vice President and director of product development for the Analog IC Division and director of advanced design technology development. From 1969 to 1979, Mr. Bynum served as an IC designer and a director of IC design at Texas Instruments, Inc. Mr. Bynum began his career with Boeing Company in 1965. Mr. Bynum is an author of 23 patents in circuit technology and holds a B.S. degree in Electrical Engineering from the University of Texas, Austin.

Alden Chauvin, Jr. has been a member of our Board of Directors since March 2007. Mr. Chauvin is a retired executive with significant semiconductor experience, primarily in sales and marketing functions. Prior to his retirement, Mr. Chauvin served as the Vice President, Worldwide Sales for Intersil Corporation from May 2002 until October 2006, following Intersil’s acquisition of Elantec Semiconductor, Inc. in May 2002. Prior to that, Mr. Chauvin was Vice President of Worldwide Sales for Elantec from March 1999 to May 2002. From 1986 until 1997, Mr. Chauvin served as Vice President of North America Sales and later Vice President of Worldwide Sales for Sierra Semiconductor. Mr. Chauvin started his career at Texas Instruments, Inc. in various engineering, operations, marketing, and sales management roles from 1969 to 1986. Mr. Chauvin received a B.S. degree in Industrial Technology from Louisiana State University.

Kenneth Goldman has been a member of our Board of Directors since January 2004. Mr. Goldman has served as Chief Financial Officer of Dexterra, Inc., a provider of mobile enterprise software, since January 2007. From February 2006 through March 2006, Mr. Goldman served as Senior Vice President of Oracle Corporation, an enterprise software company. From August 2000 through January 2006, Mr. Goldman served as Senior Vice President, Finance and Administration and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and series that was acquired by Oracle Corporation. From July 1996 to July 2000, Mr. Goldman served as Senior Vice President of Finance and Chief Financial Officer of Excite@Home, Inc. From 1992 to 1996, Mr. Goldman served as Senior Vice President of Finance and Chief Financial Officer of Sybase, Inc., a global enterprise software company. Mr. Goldman was a member of the Financial Accounting Standards Advisory Council from December 1999 to December 2003. Mr. Goldman is a member of the board of directors of Juniper Networks, Inc. and Bigband Networks, Inc., and a member of the board of trustees of Cornell University.

Douglas McBurnie has been a member of our Board of Directors since November 2005. Since 1998, Mr. McBurnie has served as a consultant to and director for several public and private technology companies. From August 1997 to October 1998, Mr. McBurnie served as Senior Vice President, Computer, Consumer & Network Products Group at VLSI. Before joining VLSI, Mr. McBurnie served in several capacities for National Semiconductor, a semiconductor company, from June 1994 to August 1997, most recently as Senior Vice President and General Manager of its Communications and Consumer Group. Mr. McBurnie holds a B.A. degree from Baldwin Wallace College.

James Plummer has been a member of our Board of Directors since January 2001. Dr. Plummer has been Dean of the School of Engineering at Stanford University since September 1999 and a Professor of Electrical Engineering at Stanford University since 1978. Dr. Plummer is a member of the board of directors of Intel Corporation and International Rectifier Corporation, each of which is a semiconductor manufacturer. He also serves on the technical advisory boards of several semiconductor companies. Dr. Plummer holds a B.S. in Electrical Engineering from the University of California, Los Angeles, and an M.S. in Electrical Engineering and a Ph.D. in Electrical Engineering from Stanford University.

Jack Saltich has served as a member of our Board of Directors since January 2006. Mr. Saltich is currently serving as the interim Chief Executive Officer of Vitex Systems, Inc., a private technology company. From July 1999 to August 2005, Mr. Saltich served as the President, Chief Executive Officer and a Director of Three-Five Systems Inc., manufacturer of display systems. From 1993 to 1999, Mr. Saltich served as Vice President with AMD, where his last position was General Manager of AMD’s European Center in Dresden, Germany. From 1971 to 1988, Mr. Saltich served in a number of capacities with Motorola, Inc., a wireless and broadband communications company. Mr. Saltich also serves on the board of directors of Immersion Corporation, a developer of haptic technology, Ramtron International Corporation, a semiconductor company, and Vitex Systems Inc. Mr. Saltich also serves on the Technical Advisory Board of DuPont Electronic Materials Business. Mr. Saltich received both B.S. and masters degrees in electrical engineering from the University of Illinois. In 2002, he received a distinguished alumni award from the University of Illinois.

Security Ownership Of
Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 1, 2007 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all named executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total (%)

Directors and Executive Officers
Antonio Alvarez(2)	387,500	1.31
Ken Lee(3)	1,462,749	4.9
Victor Lee(4)	431,488	1.5
Jose Arreola(5)	96,458	*
Daniel Hauck(6)	0	*
Byron Bynum(7)	5,000	*
Alden Chauvin(8)	1,667	*
Kenneth Goldman(9)	75,417	*
Douglas McBurnie(10)	18,748	*
James Plummer(11)	165,416	*
Jack Saltich(12)	26,388	*
All executive officers and directors as a group (11 persons)(13)	2,670,831	8.8
5% Stockholders
Sung Tae (“Steve”) Ahn(14)	2,441,164	8.2
George S. Sarlo (15)	1,471,664	5.0
Arthur S. Berliner 750 Battery Street, 7th Floor San Francisco, CA 02109

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 29,376,055 shares outstanding on April 1, 2007, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed is c/o Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, California 94086.

(2)	Includes 287,500 shares issuable upon exercise of outstanding options exercisable within 60 days after April 1, 2007.

(3)	Includes 300,000 shares held by Keunmyung Lee and Buyong Lee, or successors in trust, under the Edina Yerim-Holly Trust dated 11/26/03 (the “Yerim-Holly Trust”), of which Ken Lee is a co-trustee and 891,500 shares held by Keunmyung Lee and Buyong Lee, Trustees, Keunmyung Lee and Buyong Lee Living Trust dated 11/2/00. Ken Lee disclaims beneficial ownership of the shares held by the Yerim-Holly Trust except to the extent of his pecuniary interest therein. Also includes 271,249 shares issuable upon exercise of outstanding options exercisable within 60 days after April 1, 2007.

(4)	Mr. Lee served as our Chief Financial Officer and Corporate Secretary from December 2002 to April 2007. Includes 9,375 shares that are subject to a right of repurchase in favor of the Company. Also includes 49,582 shares issuable upon exercise of outstanding options exercisable within 60 days after April 1, 2007.

(5)	Includes 96,458 shares issuable upon exercise of outstanding options exercisable within 60 days after April 1, 2007.

(6)	Mr. Hauck served as our Vice President of Worldwide Sales from January 2004 to October 2006.

(7)	Includes 5,000 shares issuable upon exercise of outstanding options exercisable within 60 days after April 1, 2007.

(8)	Includes 1,667 shares issuable upon exercise of outstanding options exercisable within 60 days after April 1, 2007.

(9)	Includes 8,750 shares that are subject to a right of repurchase in favor of the Company and 22,917 shares issuable upon exercise of outstanding options exercisable within 60 days after April 1, 2007.

(10)	Includes 18,748 shares issuable upon exercise of outstanding options exercisable within 60 days after April 1, 2007.

(11)	Includes 165,416 shares issuable upon exercise of outstanding options exercisable within 60 days after April 1, 2007.

(12)	Includes 16,388 shares issuable upon exercise of outstanding options exercisable within 60 days after April 1, 2007.

(13)	Includes 934,925 shares issuable upon exercise of stock options held by all executive officers and directors currently exercisable or exercisable within 60 days after April 1, 2007. See footnotes (2) through (11) above.

(14)	Includes 300,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days after April 1, 2007.

(15)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on August 8, 2006 by George S. Sarlo and Arthur S. Berliner.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy

Since our inception, we have designed, developed and marketed one line of products: mixed-signal display drivers for small panel displays. As we announced in the first quarter of 2007, we are now undergoing a transition to become a supplier of a broader range of analog and mixed-signal semiconductor products for mobile consumer applications. The success of this diversification strategy will be significantly influenced by the efforts of our employees, including our executive officers, who will need to develop and grow several new product lines. As a result, to succeed we will need to continue to attract highly-qualified employees, while also retaining and motivating our existing employees. In the short-term, we will also need to control expenses where possible.

The goals of our executive compensation program are to (i) enable us to attract, retain and motivate top-notch employees, (ii) encourage the achievement of strategic corporate objectives, (iii) reward executive officers for extraordinary performance, and (iv) align compensation with our business objectives and the interests of our stockholders. We pay cash compensation to provide an appropriate and competitive level of current cash income and to reward, in the case of any bonus or salary increase, superior performance over the past year. We also grant long-term incentive awards, primarily in the form of stock options, designed to motivate and reward executives for the long-term increase in stockholder value.

Our compensation program for executive officers is generally the same as for all of the Company’s employees. As discussed in further detail below, our compensation program consists of, and is intended to strike a balance among, the following three principal components: base salary, cash bonuses based on performance, and long-term equity awards.

Compensation Committee Process and Role of Executive Officers

The Compensation Committee acts on behalf of the Board of Directors in discharging the Board’s responsibilities with respect to overseeing the Company’s compensation policies, plans and programs. The Compensation Committee also administers our 2004 Equity Incentive Plan and our other benefit plans. The Compensation Committee reviews and determines the compensation of the Chief Executive Officer and other executive officers, with its determination with respect to the Chief Executive Officer being subject to approval by the entire Board. For executive compensation decisions, the Compensation Committee typically considers the recommendations of Antonio Alvarez, our Chief Executive Officer, and Mr. Alvarez typically participates in the Compensation Committee’s deliberations about executive officer compensation matters. However, Mr. Alvarez does not participate in the determination of his own compensation. Mr. Alvarez, with input from the management team, also annually develops our corporate goals, which are reviewed and, subject to their input, approved by the Compensation Committee and the Board of Directors.

In setting the level of cash and equity compensation for our executive officers, the Compensation Committee considers various factors, including the performance of the Company and each executive officer during the prior year; the uniqueness and relative importance to us of each executive officer’s skill set; the value of vested and unvested options held by each executive officer; the executive officer’s historical cash and equity compensation; and market benchmarks.

In determining executive compensation the Compensation Committee believes that it is important to consider the current practices of comparable, publicly-held companies to insure that our executive compensation program as a whole is competitive and in line with industry standards. Accordingly, the Compensation Committee reviews benchmark data relating to compensation levels for comparable positions at similarly sized companies in the semiconductor industry. For 2005 and 2006, the Compensation Committee also engaged an outside compensation consultant to assist the Committee on an on-going basis in its evaluation and determination of executive compensation.

The list of our peer companies used in 2006 was based on a list of peer companies that the Company developed in conjunction with its outside compensation consultant following the Company’s 2004 initial public offering. The Company selected a sample size of 20 companies for its peer group to help ensure the data accurately represented the competitive market. The companies comprising our peer group for 2006 were:

Actel Corporation	Exar Corporation	SigmaTel Inc.
Anadigics, Inc.	Genesis Microchip Inc.	Sirenza Micro Devices
Atheros Communications Inc.	Integrated Silicon Solution Inc.	SiRF Technology Holdings
California Micro Devices Corp.	IXYS Corporation	Supertex Inc.
Centillium Communications Inc.	Pericom Semiconductor Corp.	Volterra Semiconductor Corp.
Cirrus Logic Inc.	Pixelworks Inc.	Zoran Corporation
Echelon Corporation	Power Integrations Inc.

In October 2006, the peer group was updated for the purposes of determining compensation for 2007. The Compensation Committee approved the addition of the following four companies to the peer group: Advanced Analogic Technologies, Ikanos Communications, Inc., Monolithic Power Systems, Inc., and PortalPlayer, Inc. At the same time, the following four companies were removed from the peer group: Integrated Silicon Solution Inc., Pericom Semiconductor Corp., Power Integrations Inc., and Zoran Corporation.

Elements of Compensation

Our compensation philosophy is designed to provide an executive compensation structure that is both competitive in the marketplace and also internally equitable based upon the weight and level of responsibilities in the respective executive positions. We seek to reward outstanding performance through financial incentives while aligning our financial results and the compensation paid to our executive officers with the enhancement of stockholder value. The principal components for the compensation of our named executive officers are:

•	base salary;

•	annual cash incentives (management bonus plan); and

•	long-term incentive awards (stock options and restricted stock awards).

Base Salary

The Compensation Committee annually reviews and determines the base salaries of the Chief Executive Officer and other members of senior management, with its determination with respect to the Chief Executive Officer being subject to approval by the entire Board. Salaries of executive officers are principally based on the Committee’s evaluation of individual job performance, an assessment of the Company’s performance, consideration of salaries paid by the peer group companies to officers holding similar positions, and expectations about the officer’s future contributions to the Company. We generally target base salaries in the middle third percentile of the peer group companies. The Compensation Committee reviews salaries annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.

As part of its effort to control expenses while implementing its diversification plan, the Company chose not to raise base salaries in 2007 for any employees, including executive officers. In place of increases to base salaries, the Compensation Committee approved the issuance of restricted stock units (“RSUs”) to employees, including executive officers, with a goal of retaining and motivating employees during the Company’s business transformation and controlling expenses. These RSUs vest over a two year period, with 50% of the shares vesting on February 15, 2008 and 50% vesting on February 15, 2009, provided that the employee continues to provide services to the Company.

Management Incentive Plan

Cash bonuses are used to focus our management on achieving key corporate objectives, to motivate certain desired individual behaviors and to reward the substantial achievement of these corporate objectives and individual goals. Mr. Alvarez, with input from the management team, annually develops our corporate goals, which are reviewed and, subject to their input, approved by the Compensation Committee and the Board of Directors.

Individual performance goals vary depending on the Company’s strategic plan initiatives and the responsibilities of the positions held by the executive officers. Under the management bonus plans, bonus payments may range from 0% (if minimum objectives are not achieved) to a maximum of 150% (if results exceed objectives) of the target bonus amount. The target bonus amount for each executive officer is based on a percentage of his base salary, with the percentage based on the executive’s unique skill set, historical contributions and relative importance to the Company. Target bonus amounts for our executive officers generally range from 40% to 80% of the executive’s base salary.

The target bonus for the Company’s chief executive officer is based 100% on the Company’s performance relative to the corporate goals. The target bonuses for all other executive officers of the Company is split into two separate components, one of which is based on the Company’s performance relative to the corporate goals and the second of which is based on individual performance criteria. The target bonuses for these executive officers are weighted so that 80% of the target bonus is based on the Company’s corporate performance and 20% is based on individual performance criteria. The Company’s Board of Directors or the Compensation Committee has the right to modify the objective performance goals, to grant bonuses in excess of the maximum target amounts, or to grant bonuses to the participants even if the performance goals are not met.

2006 Management Bonus Plan

Under the 2006 Management Bonus Plan (the “2006 Bonus Plan”), the corporate goals for each executive officer were based on the Company’s 2006 revenue, income and gross margin results, the achievement of new product development and product quality targets, and improvement of the Company’s business processes. The 2006 Bonus Plan also contained a requirement that the Company achieve profitability in the fourth quarter of the 2006 fiscal year.

As the Company did not substantially achieve its corporate objectives under the 2006 Bonus Plan, bonuses were not paid to executive officers for the corporate component of their respective target bonus amounts. Executive officers other than the Chief Executive Officer received bonuses for the achievement of their individual objectives, as determined by the Compensation Committee with input from Mr. Alvarez.

2007 Management Bonus Plan

The corporate goals for each executive officer will be based on the following corporate goals: the Company’s 2007 financial results, creating greater value in the Company’s core display driver products, and expanding the Company’s business beyond small panel display drivers, as follows:

Percentage of
Corporate Goal Components	Corporate Goals

Financial Results	20%
• Revenue
• Gross Margin
• Operating income
Creating Value in Core Display Driver Products	30%
• Incorporating innovative technology
• Improving cost competitiveness of products
• Discretionary component
Expanding Business to New Markets	50%
• New product introductions
• Revenue results from new businesses
• Discretionary component

The Company’s Board of Directors or the Compensation Committee has the right to modify the objective performance goals at any time based on business changes during the year.

The payout of any bonuses associated with performance to corporate goals will be deferred, as necessary, until such time as the Company has achieved two consecutive quarters of profitability. Following two consecutive quarters of profitability, the Company will pay out bonuses earned under the 2007 Bonus Plan for achievement of the corporate goals up to a maximum of 15% of the aggregate non-GAAP operating income before tax for such two consecutive quarters. If the immediately succeeding quarter is also profitable, the Company will pay out any remaining earned bonuses up to a maximum of 15% of the aggregate non-GAAP operating income before tax for such immediately succeeding quarter. For purposes of the 2007 Bonus Plan, non-GAAP operating income excludes stock compensation expenses and acquisition-related intangibles. Any earned bonuses not paid out in such immediately succeeding quarter will be forfeited and not paid by the Company. Any bonuses earned for meeting individual goals will be paid in 2008 subject to the Company meeting certain minimum revenue goals in 2007.

Long-Term Equity Incentive Awards

Our 2004 Equity Incentive Plan provides for the issuance of options to employees, including executive officers, to purchase shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant. The Compensation Committee believes that stock options continue to be the most effective equity-based tool to motivate our executive officers to aggressively pursue our long-term strategic goals because options only have value if our stock price increases over time.

The Compensation Committee generally approves the grant of stock options to executive officers at the time of hire and annually at its regular meeting in the first quarter of the year. Generally, stock options have vested over a four-year period, to encourage executive officers to continue their employment, and typically have a term of six years. In determining the size of option grants to executive officers, the Compensation Committee considers the number of shares of our common stock subject to outstanding options, including exercise prices, already owned by each executive, the value of the executive to the Company, and benchmark data for our specific peer group.

Employee Stock Purchase Program

The Company also offers employees, including executive officers, the opportunity to participate in the Company’s Employee Stock Purchase Program (“ESPP”). Under the Company’s ESPP, employees may purchase common stock of the Company through accumulated payroll deductions. The purchase price of the common stock acquired by employees participating in the ESPP is 85% of the closing price on either the first day of the offering period or the last day of the purchase period, whichever is lower. Offering periods are twelve months, and the purchase periods are six months. Therefore, each offering period includes two six-month purchase periods, and the purchase price for each six-month period is determined by comparing the closing prices on the first day of the offering period and the last day of the applicable purchase period. Only one executive officer participated in the program in 2006.

Change of Control Severance Benefit Plan

Our Change of Control Severance Benefit Plan, in which all of our executive officers participate, was adopted in 2006 in order to consolidate our prior change in control and severance benefits with individual executives into a single uniform double-trigger plan for executive officers, to maintain the competitiveness of our executive compensation program and to remove an executive’s potential personal bias against a takeover attempt. A description of this plan is included below under the heading “Potential Payments Upon Termination or Change of Control.”

Other Benefits

We have a 401(k) plan in which all of our U.S.-based employees are entitled to participate, including executive officers. Employees contribute their own funds, as salary deductions, on a pre-tax basis. The Company does not match any employee contributions into the 401(k) plan. The Company provides group term life insurance, as well as health care, dental and vision benefits, to all full-time employees, including executive officers. The Company may in future also provide additional statutory benefits to executive offices located in foreign countries as required by applicable law.

2006 and 2007 Compensation Decisions

Compensation for the Chief Executive Officer

Mr. Alvarez joined the Company as its President and Chief Executive Officer in November 2005. In connection with his hire, the Committee Compensation designed a compensation plan consistent with that provided to the Company’s other executive officers and within the range of compensation provided by our peer group of companies. For 2005 and 2006, Mr. Alvarez received a base salary of $350,000. In connection with his employment in 2005, Mr. Alvarez was granted a stock option to purchase 750,000 shares of the Company’s common stock, vesting over a period of four years. In 2006, Mr. Alvarez did not receive any additional stock option grants and did not receive a bonus due to the Company’s failure to substantially achieve its corporate objectives for the year.

In lieu of an adjustment to his base salary for 2007, Mr. Alvarez was awarded a restricted stock unit for 8,750 shares. In recognition of Mr. Alvarez’s leadership skills, contributions in reviving the Company’s new product development and implementation of a diversification strategy, the Compensation Committee increased Mr. Alvarez’s 2007 target bonus to 80% of his base salary. In consideration of these same factors, in March 2007 the Compensation Committee also awarded Mr. Alvarez an option to purchase an additional 150,000 shares of common stock at an exercise price of $4.01 per share, which was equal to the fair market value of our common stock on the date of grant. The option vests in monthly installments over a four-year period beginning on the date of grant.

Compensation of the Other Named Executive Officers

The Compensation Committee reviewed similar considerations for each of the Company’s other executive officers, as well as the following factors.

In recognition of Dr. Ken Lee’s contributions as Chief Operating Officer and his importance to the Company’s development of new technology, to equalize his compensation with similarly situated executives within our peer group, and with the anticipation that Dr. Lee will continue to play a key role in our ongoing efforts to development advanced display technologies, Dr. Lee’s 2006 base salary was raised to $260,000 and he was awarded an option grant for 125,000 shares at an exercise price of $5.36 per share, which was equal to the fair market value of our common stock on the date of grant. The stock option vests over a period of four years, beginning on the date of grant. Dr. Lee received a bonus of $15,600 for 2006 under the 2006 Management Bonus Plan in recognition of his achievement of certain individual performance objectives. In March 2007, Dr. Lee was awarded a restricted stock unit for 6,500 shares in lieu of an adjustment to his base salary for 2007. In March 2007, the Compensation Committee also awarded Dr. Lee an option to purchase an additional 75,000 shares at an exercise price of $4.01 per share, which was equal to the fair market value of our common stock on the date of grant. The option vests in monthly installments over a four-year period beginning on the date of grant. In recognition of his value to the Company in driving the development of new technology, Dr. Lee’s target bonus for 2007 was increased to 60% of his base salary.

In recognition of Victor Lee’s contributions to transforming our finance, HR and administration organization into an efficient business unit by implementing new systems and processes, and to equalize with similarly situated executives within our peer group of companies, Mr. Lee’s 2006 base salary was increased to $240,000. The Compensation Committee also approved an option grant for 100,000 shares at an exercise price of $5.36 per share, which was equal to the fair market value for each share of our common stock on the date of grant. Mr. Lee received a bonus of $15,400 for 2006 under the 2006 Management Bonus Plan in recognition of his achievement of certain individual performance objectives. In March 2007, in recognition of his value to the Company in establishing financial and administrative processes to support the growth of the Company from one to multiple business units, the Compensation Committee awarded Mr. Lee an option to purchase an additional 35,000 shares at an exercise price of $4.01 per share, which was equal to the fair market value of our common stock on the date of grant. In recognition of the same factors, Mr. Lee’s 2007 target bonus was increased to 50% of his base salary. Mr. Lee voluntarily resigned as the Company’s Chief Financial Officer in April 2007 to pursue another opportunity but will remain with the Company through June 2007 to help with transition matters.

Dr. Arreola joined the Company as its Vice President of Engineering in January 2006. In connection with his employment, Dr. Arreola received a base salary of $250,000 and was granted a stock option to purchase

280,000 shares of the Company’s common stock, vesting over a period of four years beginning on Dr. Arreola’s date of hire. Upon his hire, Dr. Arreola was placed on international assignment in Korea to lead the Company’s engineering team. Dr. Arreola was given a $15,000 bonus associated with this assignment, as well as tax protection for income tax in the foreign location in excess of what his tax liability would have been in the United States. In lieu of an adjustment to his base salary for 2007, Dr. Arreola received a restricted stock unit for 9,375 shares. In March 2007, in recognition of his efforts in managing our Korea operations, guiding the Company’s engineering team, and improving the Company’s new product development and product quality, Dr. Arreola received a bonus of $14,800 under the 2006 Management Bonus Plan, as well as a special bonus of $25,000. In recognition of Dr. Arreola’s value to the Company, in March 2007 the Compensation Committee also awarded Dr. Arreola an option to purchase an additional 75,000 shares at an exercise price of $4.01 per share, which was equal to the fair market value for each share of our common stock on the date of grant. The option vests in monthly installments over a four-year period beginning on the date of grant. Dr. Arreola’s 2007 target bonus was increased to 60% of his base salary.

The base salary of Mr. Hauck, our former Vice President of Worldwide Sales, was increased to $220,000 in 2006 to equalize his compensation with similarly situated executives within our peer group, and he was awarded an option grant for 35,000 shares at an exercise price of $5.36 per share, which was equal to the fair market value of our common stock on the date of grant. The stock option vests over a period of four years, beginning on the date of grant. Mr. Hauck left the Company in October 2006 and, as a result, was not entitled to a bonus payment under the 2006 Management Bonus Plan.

Accounting and Tax Considerations

Effective January 1, 2006, we adopted the fair value provisions of Financial Accounting Standards Board Statement No. 123(R) (revised 2004), “Share-Based Payment,” (or “FAS 123R”). Under FAS 123R, we are required to estimate and record an expense for each award of equity compensation (including stock options and restricted stock units) over the vesting period of the award. The Compensation Committee has determined to retain for the foreseeable future our stock option program as the primary component of its long-term compensation program, and, therefore, to record this expense on an ongoing basis according to FAS 123R.

Conclusion

It is the opinion of the Compensation Committee that the aforementioned compensation policies and elements provide the necessary incentives to properly align our performance and the interests of our stockholders while maintaining progressive, balanced and competitive executive compensation practices that enable us to attract and retain the highest caliber of executives.

Report of the Compensation Committee
on Executive Compensation

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Leadis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC.

COMPENSATION COMMITTEE:

Jack Saltich, Chair
Byron Bynum

Summary Compensation Table

The following table shows compensation awarded or paid to, or earned by, each individual who served as the Company’s principal executive officer and principal accounting officer during the 2006 fiscal year and its other three most highly compensated executive officers at December 31, 2006 whose total annual compensation for fiscal 2006 exceeded $100,000 (the “named executive officers”):

Summary Compensation Table

				Option	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)

Antonio Alvarez, President and Chief Executive Officer	2006	350,000	—	—	552	350,552
Ken Lee, Executive Vice President and Chief Technical Officer	2006	263,141	15,600	67,964	2,560	349,265
Victor Lee, Former Chief Financial Officer and Secretary(3)	2006	236,667	15,400	54,372	2,760	309,199
Jose Arreola, Executive Vice President of Engineering(4)	2006	236,859	39,800	186,892	15,946	479,497
Daniel Hauck Former Vice President of Sales(5)	2006	229,054	—	27,186	460	256,700

(1)	Amounts shown in this column reflect the compensation expense that we recognized in fiscal 2006 for option awards granted in 2006 as determined pursuant to Statement of Financial Accounting Standards No. 123(R), excluding any estimate of future forfeitures (“FAS 123R”). The assumptions used to calculate the value of option awards are set forth in Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the director) or that the value on exercise will be equal 1 to the FAS 123R value shown in this column.

(2)	Represents term life insurance premiums and cash benefits related to our health benefit plans.

(3)	Mr. Lee resigned as the Company’s Chief Financial Officer and Corporate Secretary in April 2007, but will remain with the Company through June 2007 to help with transition matters.

(4)	Mr. Arreola joined the Company in January 2006. Mr. Arreola received a bonus of $14,800 under the 2006 Management Bonus Plan. Mr. Arreola also was awarded a special bonus of $25,000 from the Compensation Committee in recognition of his efforts while on international assignment in Korea.

(5)	Mr. Hauck left the Company in October 2006. In connection with his separation from the Company, the Company paid Mr. Hauck severance 5 equal to nine months of his base salary, a portion of which was paid in 2006 with the remainder paid in 2007.

Stock Option Grants and Exercises

The following tables show for the fiscal year ended December 31, 2006, certain information regarding options granted to, exercised by, and held at year end by, the named executive officers.

Option Grants in Year Ended December 31, 2006

						All Option
						Awards:
						Number of	Exercise or
			Estimated Possible Payouts Under			Securities	Base Price
			Non-Equity Incentive Plan Awards(1)			Underlying	of Option	Grant Date
	Grant	Approval	Threshold	Target	Maximum	Options	Awards	Fair Value
Name	Date	Date	($)	($)	($)	(#)(2)	($/Sh)(3)	($/Sh)(4)

Antonio Alvarez	—	—	—	210,000	315,000	—	—	—
Ken Lee	3/15/06	3/15/06	—	130,000	195,000	125,000	5.36	338,188
Victor Lee	3/15/06	3/15/06	—	96,000	144,000	100,000	5.36	270,550
Jose Arreola	1/20/06	1/20/06	—	100,000	150,000	280,000 (5)	5.60	791,448
Daniel Hauck	3/15/06	3/15/06	—	—	—	50,000 (6)	5.36	135,275

(1)	These amounts reflect the threshold, target and maximum awards assigned to our named executive officers under our 2006 bonus plan. Mr. Hauck left the Company in October 2006 and, as a result, was not entitled to a bonus payment. The actual cash bonus award earned for the year ended December 31, 2006 for each named executive officer is set forth in the Summary Compensation Table above. For a description of the payment of bonuses to named executive officers under our compensation program, see “Compensation Discussion and Analysis” above.

(2)	Options were granted under our 2004 Equity Incentive Plan. The options expire 6 years from the date of grant or earlier upon termination of service. The options granted to Dr. Ken Lee and Mr. Victor Lee vest in 48 equal monthly installments beginning on the first monthly anniversary of the grant date. The vesting of options granted to Dr. Arreola is described below. Vesting is subject to acceleration as described under the caption “Potential Payments upon Termination or Change-In-Control” below.

(3)	The exercise price of each of the option grants listed in the table was equal to or higher than the fair market value of our common stock on the date of grant (based on the closing price of our common stock on the Nasdaq Global Market on the last trading day prior to the date of grant).

(4)	The value of the option awards is based on the fair value as of the grant date of the award calculated in accordance with FAS 123R, excluding any estimate of future forfeitures. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the director) or that the value on exercise will be equal to the FAS 123R value shown in this column.

(5)	Options were granted in connection with Dr. Arreola’s hire. The option vests as to 1/4 of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date.

(6)	Mr. Hauck’s option grant expired on January 31, 2007.

Outstanding Equity Awards at December 31, 2006

The following table shows for the fiscal year ended December 31, 2006, certain information regarding outstanding equity awards held at year end by the named executive officers.

	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised	Option
	Options		Options	Exercise	Option
	(#)		(#)	Price	Expiration
Name	Exercisable		Unexercisable	($)	Date

Antonio Alvarez	203,125	(1)	546,875	5.54	11/29/2011

Ken Lee	150,000	(2)	—	0.24	08/12/2012
	60,000	(3)	—	0.33	12/05/2013
	17,500	(4)	22,500	6.64	03/01/2011
	23,437	(4)	101,563	5.36	03/15/2012

Victor Lee	15,312	(4)	19,688	6.64	03/01/2011
	18,750	(4)	81,250	5.36	03/15/2012

Jose Arreola	—		280,000 (5)	5.60	01/20/2012

Daniel Hauck(6)	13,854	(4)	—	6.64	03/01/2011
	7,291	(4)	—	5.36	03/15/2012

(1)	The option vests as to 1/4 of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date.

(2)	The option became exercisable on August 12, 2002, the date of grant. The shares underlying the option are subject to a right of repurchase that lapses in 48 equal monthly installments beginning on September 12, 2002.

(3)	The option became exercisable on December 5, 2003, the date of grant. The shares underlying the option are subject to a right of repurchase that lapses in 48 equal monthly installments beginning on January 5, 2004.

(4)	The option vests as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date.

(5)	1/4 of the shares subject to the option became exercisable on January 20, 2007, and the remaining shares become exercisable in 36 equal monthly installments beginning on February 20, 2007.

(6)	Mr. Hauck left the Company in October 2006 and his outstanding options expired on January 31, 2007.

Option Exercises in Fiscal 2006

The following table shows for the fiscal year ended December 31, 2006, certain information regarding option exercises made by named executive officers during the last fiscal year.

	Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)

Daniel Hauck	36,563	146,052

Potential Payments upon Termination or Change-In-Control

In June 2006, the Board, upon recommendation of the Compensation Committee, adopted a Change in Control and Severance Benefit Plan that provides for certain severance benefits to our officers in connection with specified termination events. Eligible plan participants include each of the named executive officers.

If a named executive officer’s employment terminates due to an involuntary termination without cause or a constructive termination within 12 months following a change in control, then the named executive officer would be entitled to the following benefits under the plan:

(a) a cash payment equal to the sum of the named executive officer’s base salary and target bonus for (i) 12 months for named executive officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer;

(b) the vesting of up to all of the Named Executive Officer’s options will accelerate in full and any reacquisition or repurchase rights held by us in respect of common stock issued or issuable pursuant to any stock awards granted under our 2004 Equity Incentive Plan will lapse; and

(c) payment of COBRA premiums for any health, dental, or vision plan sponsored by the Company for a period of up to (i) 12 months for named executive officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer.

In addition, for the Chief Executive Officer, Chief Financial Officer and other Executive Vice Presidents, if any of the severance benefits payable under the plan would constitute a “parachute payment” subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will pay the excise tax associated with such severance benefits on behalf of such officers. For other executive officers, if any of the severance benefits payable under the plan would constitute a “parachute payment” subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the officer may receive a reduced amount of the affected severance benefits (the plan does not provide for the gross up of any excise taxes imposed by Section 4999 of the Internal Revenue Code).

The following table describes the potential severance payments and benefits under our Change in Control and Severance Benefit Plan to which certain of the named executive officers would be entitled in connection with specified termination events, as if such named executive officers’ employment terminated as of December 31, 2006, the last day of our last fiscal year. There are no other agreements, arrangements or plans that entitle any named executive officers to any additional severance, perquisites or other enhanced benefits upon termination of employment.

Potential Payments Upon Termination or Change of Control

		Involuntary Termination	Involuntary Termination
		Without Cause or	Without Cause or
		Constructive Termination	Constructive Termination
		Following a Change	Without Change
		in Control Payment	of Control
Name	Benefit	($)	($)

Antonio Alvarez	Base Salary	700,000	350,000
	Bonus(1)	420,000	210,000
	Vesting Acceleration(2)	—	—
	COBRA Premiums	52,440	26,220
Total		1,172,440	586,220

Ken Lee	Base Salary	260,000	—
	Bonus(1)	130,000	—
	Vesting Acceleration(2)	—	—
	COBRA Premiums	23,376	—
Total		413,376	—

Victor Lee	Base Salary	240,000	60,000
	Bonus(1)	96,000	—
	Vesting Acceleration(2)	—	—
	COBRA Premiums	23,376	5,844
Total		359,376	65,844

Jose Arreola	Base Salary	250,000	62,500
	Bonus(1)	100,000	—
	Vesting Acceleration(2)	—	—
	COBRA Premiums	26,830	5,844
Total		376,830	68,344

(1)	Represents target bonuses payable to each executive officer under the 2006 Management Bonus Plan.

(2)	Represents the aggregate value of the accelerated vesting of the executive officer’s unvested stock options. This value was calculated by multiplying (i) the difference between the fair market value of our common stock on December 31, 2006 ($4.69) and the applicable option exercise price, by (ii) the assumed number of option shares vesting on an accelerated basis on December 31, 2006. For purposes of this calculation, stock options with an exercise price higher than $4.69 were assumed to have no value at December 31, 2006.

Employment, Severance and Change of Control Agreements

Under Mr. Alvarez’s employment agreement with us, if his employment is terminated by us without cause we would be obligated to pay severance equal to twelve months of salary, plus Mr. Alvarez’s target bonus for the year, and continued medical benefits for twelve months. If Mr. Alvarez’s employment is terminated following a change of control, Mr. Alvarez would be entitled to severance payments as described above.

Under Victor Lee’s employment agreement with us, if his employment is terminated by us without cause at any time, we would be obligated to pay severance equal to three months of salary and continued medical benefits for three months, and Mr. Lee would be entitled to three months of accelerated vesting of his outstanding options and unvested stock holdings. If Mr. Lee’s employment is terminated following a change of control, he will receive severance payments as described above. Mr. Lee voluntarily resigned from the Company in April 2007 to pursue another opportunity.

Under Dr. Arreola’s employment agreement with us, if his employment is terminated by us without cause at any time, we would be obligated to pay severance equal to three months of salary and continued medical benefits for three months, and Dr. Arreola would be entitled to three months of accelerated vesting of his outstanding options and unvested stock holdings. If Dr. Arreola’s employment is terminated following a change of control, he would be entitled to receive severance payments as described above.

Equity Compensation Plan Information

We have four stockholder-approved equity compensation plans: the 2000 Stock Incentive Plan, the 2004 Equity Incentive Plan, the 2004 Non-Employee Directors’ Stock Option Plan, and the 2004 Employee Stock Purchase Plan. We do not have any equity compensation plans that have not been approved by our security holders. The following table provides certain information with respect to all of our equity compensation plans as of December 31, 2006.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column(a))
Plan Category	(a)	(b)(1)	(c)

Equity compensation plans approved by security holders	5,506,349	$3.78	5,482,298 (2)
Equity compensation plans not approved by security holders	—	—	—

Total	5,506,349	$3.78	5,482,298

(1)	Represents the weighted average exercise price of outstanding stock options only.

(2)	Includes 761,574 shares reserved for issuance pursuant to the 2004 Employee Stock Purchase Plan (“ESPP”). The number of shares of common stock reserved for issuance under the ESPP automatically increases on December 31 of each year by 1.5% of the number of fully-diluted shares of common stock outstanding on such date. However, the Board has the authority under each of these plans to designate a smaller number of shares by which the authorized number of shares will be increased on such dates. In 2005 and 2006, the Board resolved that there would be no automatic increase to the ESPP for such years due to sufficient reserves already existing under the plan. The number of shares of common stock reserved for issuance under the 2004 Equity Incentive Plan automatically increases on December 31 of each year by 5% of the number of fully-diluted shares of common stock outstanding on such date. The number of shares of common stock that may be issued under the 2004 Non-Employee Directors’ Stock Option Plan is automatically increased on December 31 of each year by the number of shares of common stock subject to options granted during the prior calendar year.

Certain Relationships and Related Transactions

Employment Agreements

We have entered into employment agreements and change in control severance agreements with our executive officers. For more information regarding these agreements, see “Employment, Severance and Change of Control Agreements,” above.

Director and Officer Indemnification

We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Investor Rights Agreement

We and certain of our stockholders entered into an agreement prior to our initial public offering pursuant to which these and other stockholders will have registration rights with respect to their shares of common stock. If we propose to register any of our securities under the Securities Act of 1933 either for our own account or for the accounts of other security holders, subject to certain conditions and limitations, the holders of registration rights will be entitled to include their shares of common stock in the registered offering. In addition, holders of registration rights may require us on not more than two occasions to file a registration statement under the Securities Act of 1933 with respect to their shares of common stock. Further, the holders of registration rights may require us to register their shares on Form S-3 if we are eligible to use this form. These rights terminate on the earlier of June 16, 2009 or, with respect to an individual holder, when such holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any three-month period. These registration rights are subject to conditions and limitations, including the right of the underwriters to limit the number of shares of our common stock included in the registration statement.

We believe that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of our Board, including a majority of independent and disinterested directors in these transactions.

Stockholder Proposals for the 2007 Annual Meeting

To be considered for inclusion in next year’s proxy materials, stockholder proposals must be submitted in writing by December 31, 2007 to the Corporate Secretary of the Company at 800 W. California Avenue, Suite 200, Sunnyvale, California 94086. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so by delivering the written notice to the Corporate Secretary not later than the close of business on March 8, 2008 nor earlier than the close of business on February 7, 2008. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Leadis stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to the Corporate Secretary, Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, California 94086, or contact John K. Allen, our Corporate Secretary, at (408) 331-8600. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Annual Report on Form 10-K

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Corporate Secretary, Leadis Technology, Inc., 800 W. California Avenue, Suite 200, Sunnyvale, California 94086.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ John K. Allen
John K. Allen
Corporate Secretary

April 30, 2007

PROXY
LEADIS TECHNOLOGY, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 6, 2007
     The undersigned hereby appoints Antonio Alvarez and John Allen, and each of them, each with full power of substitution, to act as attorney and proxy for the undersigned to vote all shares of common stock of Leadis Technology, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the company’s offices located at 800 W. California Avenue, Suite 200, Sunnyvale, California, on Wednesday, June 6, 2007, at 11:30 a.m., and at any and all adjournments thereof, as follows:

(Continued and to be marked, dated and signed on the other side)
Address Change/Comments (Mark the corresponding box on the reverse side)

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Mellon Investor Services LLC, Transfer Agent for Leadis Technology, Inc., now makes it easy and convenient to get current information on shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN
Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
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THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR”
EACH OF THE PROPOSALS STATED.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE
The Board of Directors recommends a vote “FOR” the nominees for director listed below and “FOR” Proposal 2, the ratification of the selection of independent registered public accounting firm.

				FOR	AGAINST	ABSTAIN
Proposal 1:	To elect two directors to hold office until the 2010 Annual Meeting of Stockholders	Proposal 1:	To ratify the appointment of PricewaterhouseCoopers, LLP as the independent registered public accounting firm of Leadis Technology, Inc. for its fiscal year ending December 31, 2007.	☐	☐	☐

	FOR	WITHHELD
Nominees:		FOR ALL
01 Kenneth Goldman 02 Douglas McBurnie	☐	☐	In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournment thereof.

To withhold authority to vote for any nominee write such nominee’s name below:	The undersigned acknowledges receipt from Leadis Technology, Inc., prior to the execution of this Proxy, of a Notice of Meeting, a Proxy Statement and an Annual Report to Stockholders.

Signature(s) x	Date:	, 2007

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲FOLD AND DETACH HERE▲
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